Exhibit 99.1

Concrete Pumping Holdings Reports Fourth Quarter and Fiscal Year 2025 Results

DENVER, CO – January 13, 2026 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the "Company" or "CPH"), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the fourth quarter and full year ended October 31, 2025.

Fourth Quarter Fiscal Year 2025 Summary vs. Fourth Quarter of Fiscal Year 2024 (where applicable)

●	Revenue of $108.8 million compared to $111.5 million.
●	Gross profit of $43.3 million compared to $46.2 million.
●	Income from operations of $16.9 million compared to $19.2 million.
●	Net income of $5.3 million compared to $9.4 million.
●	Net income attributable to common shareholders was $4.9 million, or $0.09 per diluted share, compared to $9.0 million, or $0.16 per diluted share.
●	Adjusted EBITDA[1] of $30.7 million compared to $33.7 million, with Adjusted EBITDA margin[1] of 28.2% compared to 30.2%.
●	Amounts outstanding under debt agreements were $425.0 million with net debt[1] of $380.6 million. Total available liquidity at quarter end was $359.5 million compared to $378.0 million one year ago.
●	Leverage ratio[1] at quarter end of 3.9x.

Fiscal Year 2025 Summary vs. Fiscal Year 2024

●	Revenue of $392.9 million compared to $425.9 million.
●	Gross profit of $151.1 million compared to $165.8 million.
●	Income from operations of $41.5 million compared to $49.3 million.
●	Net income of $6.4 million compared to $16.2 million.
●	Net income attributable to common shareholders of $4.6 million compared to $14.5 million. Diluted earnings per share of $0.09 compared to $0.26 per diluted share.
●	Adjusted EBITDA[1] of $97.0 million compared to $112.1 million, with Adjusted EBITDA margin[1] of 24.7% compared to 26.3%.

Management Commentary

"This quarter, our results again reflected the resilience and adaptability of our business model amid persistent macroeconomic challenges," said CPH CEO Bruce Young. "Concrete pumping volumes were soft in the residential and, to a lesser extent, commercial construction markets, while our waste management segment continued to deliver steady growth, underscoring the benefits of our diversified platform. Our disciplined approach to cost management, fleet efficiency, and strategic pricing continued to help mitigate top-line pressures. We remain focused on generating strong free cash flow, preserving operational flexibility, and deploying capital thoughtfully—through selective share repurchases or targeted acquisitions—to position the Company for growth when market conditions gradually improve."

1 Adjusted EBITDA, Adjusted EBITDA margin, net debt and leverage ratio are financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Fourth Quarter Fiscal Year 2025 Financial Results

Revenue in the fourth quarter of fiscal year 2025 was $108.8 million compared to $111.5 million in the fourth quarter of fiscal year 2024. The decrease was primarily attributable to a continued slowdown in residential and, to a lesser extent, commercial construction demand, mostly due to persistently high interest rates. Further, while the Company has not been directly impacted by tariffs, the continued uncertainty surrounding tariffs has contributed to the deferral of certain commercial construction projects.

Gross profit in the fourth quarter of fiscal year 2025 was $43.3 million compared to $46.2 million in the prior year quarter. Gross margin declined 170 basis points to 39.8% compared to 41.5% in the prior year quarter.

General and administrative expenses ("G&A") in the fourth quarter were $26.5 million compared to $27.0 million in the prior year quarter. As a percentage of revenue, G&A costs were 24.4% in the fourth quarter compared to 24.2% in the prior year quarter.

Net income in the fourth quarter of fiscal year 2025 was $5.3 million compared to net income of $9.4 million in the prior year quarter. Net income attributable to common shareholders in the fourth quarter of fiscal year 2025 was $4.9 million, or $0.09 per diluted share, compared to net income attributable to common shareholders of $9.0 million, or $0.16 per diluted share, in the prior year quarter.

Adjusted EBITDA in the fourth quarter of fiscal year 2025 was $30.7 million compared to $33.7 million in the prior year quarter. Adjusted EBITDA margin was 28.2% compared to 30.2% in the prior year quarter.

Fiscal Year 2025 Financial Results

Revenue in fiscal year 2025 was $392.9 million compared to $425.9 million in fiscal year 2024. The decrease was attributable to a decrease in volumes driven by the softness in commercial and residential construction demand, as well as significant disruptive weather events across the U.S. throughout the year.

Gross profit in fiscal year 2025 was $151.1 million compared to $165.8 million in fiscal year 2024. Gross margin was 38.5% versus 38.9% in the prior year.

G&A expenses in fiscal year 2025 declined to $109.6 million compared to $116.5 million in fiscal year 2024. G&A expenses as a percentage of revenue were 27.9% for fiscal 2025 compared to 27.4% for fiscal 2024.

Net income in fiscal 2025 was $6.4 million compared to $16.2 million in fiscal year 2024. Net income attributable to common shareholders in fiscal year 2025 was $4.6 million compared $14.5 million in fiscal year 2024. Diluted earnings per share was $0.09 per diluted share compared to $0.26 per diluted share in fiscal year 2024.

Adjusted EBITDA in fiscal year 2025 was $97.0 million compared to $112.1 million in the prior year. Adjusted EBITDA margin was 24.7% compared to 26.3% in the prior year.

Liquidity

On October 31, 2025, the Company had debt outstanding of $425.0 million, net debt of $380.6 million and total available liquidity of $359.5 million.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal year 2025 was $72.2 million compared to $74.5 million in the prior year quarter. The decline was primarily driven by a decline in residential construction demand as discussed above. Net income in the fourth quarter of fiscal year 2025 was $1.1 million compared to net income of $3.8 million in the prior year quarter. Adjusted EBITDA was $17.5 million in the fourth quarter of fiscal year 2025 compared to $19.7 million in the prior year quarter. These decreases were largely driven by the decrease in revenue volume, as discussed above.

Revenue in fiscal year 2025 was $260.5 million compared to $291.0 million in fiscal year 2024. The decline was driven by the same commercial and residential factors discussed in our consolidated results above. Net loss was $1.9 million in fiscal year 2025 compared to net income of $6.5 million in fiscal year 2024. Adjusted EBITDA in fiscal year 2025 was $54.9 million compared to $69.1 million in fiscal year 2024. These decreases were largely driven by the revenue decline as discussed above.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal year 2025 increased 8% to $21.3 million compared to $19.8 million in the prior year quarter. The increase was driven by organic volume growth and pricing improvements. Net income in the fourth quarter of fiscal year 2025 was $3.0 million compared to net income of $3.9 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal year 2025 increased 3% to $9.1 million compared to $8.8 million in the prior year quarter due to improved year-over-year revenue.

Revenue in fiscal year 2025 increased 6% to $75.4 million compared to $70.9 million in fiscal year 2024, driven by organic volume growth and pricing improvements. Net income was $5.9 million in fiscal year 2025 compared to $5.5 million in fiscal year 2024. Adjusted EBITDA in fiscal year 2025 increased 7% to $28.1 million compared to $26.3 million in fiscal year 2024. The increases in net income and adjusted EBITDA were primarily attributable to the improved year-over-year revenue and disciplined cost control.

U.K. Operations. Revenue in the fourth quarter of fiscal year 2025 was $15.3 million compared to $17.1 million in the prior year quarter. Excluding the impact from foreign currency translation, revenue was down 13% year-over-year due to a slowdown in commercial construction demand. Net income in the fourth quarter of fiscal year 2025 was $1.2 million compared to $1.7 million in the prior year quarter. Adjusted EBITDA was $4.1 million in the fourth quarter of fiscal year 2025 compared to $5.2 million in the prior year quarter. Excluding the impact from foreign currency translation, the changes in net income and adjusted EBITDA were primarily related to the decrease in revenue.

Revenue in fiscal year 2025 was $57.0 million compared to $64.0 million in fiscal year 2024. Excluding the impact from foreign currency translation, revenue declined 13% year-over-year. The decrease was primarily attributable to lower volumes caused by a slowdown in commercial construction demand. Net income for fiscal year 2025 was $2.4 million compared to $4.2 million in fiscal year 2024. Adjusted EBITDA in fiscal year 2025 was $14.0 million compared to $16.8 million in fiscal year 2024. Excluding the impact from foreign currency translation, the decreases in net income and adjusted EBITDA were primarily related to the decrease in revenue as described above.

Fiscal Year 2026 Outlook

The Company expects fiscal year 2026 revenue to range between $390.0 million to $410.0 million, Adjusted EBITDA to range between $90.0 million to $100.0 million, and free cash flow2 to be at least $40.0 million. These expectations continue to assume the construction market will not meaningfully recover in fiscal year 2026.

As a result of stricter U.S. emissions laws that are expected to take effect on January 1, 2027 for all heavy-duty engines with a 2027 model year or later, the Company has approved accelerating approximately $22.0 million of planned capital equipment investments from fiscal year 2027 into fiscal year 2026.

This decision is based on a few key considerations including navigating expected disruptions from first-generation truck technologies and anticipated truck price increases in 2027 for new trucks associated with incremental OEM production costs. This pull-forward of fiscal year 2027 investments will reduce replacement capital expenditures in fiscal year 2027 and aligns with the Company capital allocation roadmap to allow for a smooth transition under new regulations to improve the Company’s competitive positioning.

2 Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest.

Conference Call

The Company will hold a conference call on Tuesday, January 13, 2026, at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2025 results.

Date: Tuesday, January 13, 2026

Time: 5:00 p.m. Eastern Time (3:00 p.m. Mountain Time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13757065

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group, Inc. at 1-949-574-3860.

The conference call will be broadcast live and is available for replay here https://viavid.webcasts.com/starthere.jsp?ei=1742540&tp_key=147dc6ed97 as well as the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern Time on the same day through January 20, 2026.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13757065

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2025, the Company provided concrete pumping services in the U.S. from a footprint of approximately 95 branch locations across 23 states, concrete pumping services in the U.K. from approximately 35 branch locations, and route-based concrete waste management services from 22 operating locations in the U.S. and one shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," "outlook" and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2026 outlook. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, changes in foreign trade policies, restrictive monetary policies, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs on our business; adverse and severe weather conditions; the outcome of any legal proceedings, rulings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to identify and complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA margin, net debt, free cash flow and leverage ratio, all of which are important financial measures for the Company but are not financial measures defined by GAAP.

EBITDA is calculated by taking GAAP net income and adding back interest expense and amortization of deferred financing costs net of interest income, income tax expense, and depreciation and amortization. Adjusted EBITDA is calculated by taking EBITDA and adding back loss on debt extinguishment, stock-based compensation, changes in the fair value of warrant liabilities, other expense (income), net, goodwill and intangibles impairment and other adjustments. Other adjustments include non-recurring expenses, non-cash currency gains/losses and transaction expenses. Transaction expenses represent expenses for legal, accounting, and other professionals that were engaged in the completion of various acquisitions. Transaction expenses can be volatile as they are primarily driven by the size of a specific acquisition. As such, the Company excludes these amounts from Adjusted EBITDA for comparability across periods.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to our financial condition and results of operations, and as a supplemental tool for investors to use in evaluating our ongoing operating results and trends and in comparing our financial measures with competitors who also present similar non-GAAP financial measures. In addition, these measures (1) are used in quarterly and annual financial reports and presentations prepared for management, our board of directors and investors, and (2) help management to determine incentive compensation. EBITDA and Adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for performance measures calculated under GAAP. These non-GAAP measures exclude certain cash expenses that the Company is obligated to make. In addition, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently or may not calculate it at all, which limits the usefulness of EBITDA and Adjusted EBITDA as comparative measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt as a specified date is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See "Reconciliation of Net Debt" below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

The leverage ratio is defined as the ratio of net debt to Adjusted EBITDA for the trailing four quarters. The Company believes its leverage ratio measures its ability to service its debt and its ability to make capital expenditures. Additionally, the leverage ratio is a standard measurement used by investors to gauge the creditworthiness of an institution.

Free cash flow is defined as Adjusted EBITDA less net maintenance capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income tax expense and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Group, Inc. Cody Slach 1-949-574-3860 BBCP@gateway-grp.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	As of October 31,	As of October 31,
(in thousands, except per share amounts)	2025	2024
Current assets:
Cash and cash equivalents	$44,394	$43,041
Receivables, net of allowance for doubtful accounts of $905 and $916, respectively	53,132	56,441
Inventory	7,419	5,922
Prepaid expenses and other current assets	8,408	6,956
Total current assets	113,353	112,360

Property, plant and equipment, net	412,516	415,726
Intangible assets, net	93,933	105,612
Goodwill	223,581	222,996
Right-of-use operating lease assets	22,943	26,179
Other non-current assets	11,195	12,578
Deferred financing costs	2,021	2,539
Total assets	$879,542	$897,990

Current liabilities:
Revolving loan	$-	$20
Operating lease obligations, current portion	4,851	4,817
Accounts payable	6,267	7,668
Accrued payroll and payroll expenses	11,973	14,303
Accrued expenses and other current liabilities	28,730	28,673
Income taxes payable	463	850
Total current liabilities	52,284	56,331

Long term debt, net of discount for deferred financing costs	417,891	373,260
Operating lease obligations, non-current	18,659	21,716
Deferred income taxes	89,431	86,647
Other liabilities, non-current	11,488	13,321
Total liabilities	589,753	551,275

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2025 and October 31, 2024	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 51,272,503 and 53,273,644 issued and outstanding as of October 31, 2025 and October 31, 2024, respectively	6	6
Additional paid-in capital	389,880	386,313
Treasury stock	(41,687)	(25,881)
Accumulated other comprehensive income (loss)	1,589	(483)
Accumulated deficit	(84,999)	(38,240)
Total stockholders' equity	264,789	321,715

Total liabilities and stockholders' equity	$879,542	$897,990

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations

	Three Months Ended October 31,		Year Ended October 31,
(in thousands, except per share amounts)	2025	2024	2025	2024

Revenue	$108,787	$111,482	$392,867	$425,872
Cost of operations	65,477	65,234	241,751	260,038
Gross profit	43,310	46,248	151,116	165,834
Gross margin	39.8%	41.5%	38.5%	38.9%

General and administrative expenses	26,454	27,037	109,585	116,487
Income from operations	16,856	19,211	41,531	49,347

Interest expense and amortization of deferred financing costs	(8,402)	(6,136)	(31,570)	(25,880)
Loss on extinguishment of debt	-	-	(1,392)	-
Interest income	202	160	1,148	308
Change in fair value of warrant liabilities	-	-	-	130
Other income, net	45	46	335	406
Income before income taxes	8,701	13,281	10,052	24,311

Income tax expense	3,384	3,854	3,679	8,104

Net income	5,317	9,427	6,373	16,207

Less preferred shares dividends	(441)	(440)	(1,750)	(1,750)

Income available to common shareholders	$4,876	$8,987	$4,623	$14,457

Weighted average common shares outstanding
Basic	51,273	53,505	52,142	53,543
Diluted	51,567	53,597	52,686	54,238

Net income per common share
Basic	$0.10	$0.17	$0.09	$0.27
Diluted	$0.09	$0.16	$0.09	$0.26

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended October 31,
(in thousands, except per share amounts)	2025	2024

Net income	$6,373	$16,207
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash operating lease expense	5,265	5,103
Foreign currency adjustments	-	(1,234)
Depreciation	41,706	41,969
Deferred income taxes	2,518	5,281
Amortization of deferred financing costs	1,729	1,803
Amortization of intangible assets	11,837	15,141
Stock-based compensation expense	2,048	2,394
Change in fair value of warrant liabilities	-	(130)
Loss on extinguishment of debt	1,392	-
Net gain on the sale of property, plant and equipment	(1,025)	(2,309)
Other operating activities	(272)	(78)
Net changes in operating assets and liabilities:
Receivables	3,539	7,164
Inventory	(1,204)	600
Other operating assets	(3,448)	632
Accounts payable	(1,522)	(1,679)
Other operating liabilities	(4,621)	(3,964)
Net cash provided by operating activities	64,315	86,900

Cash flows from investing activities:
Purchases of property, plant and equipment	(46,787)	(43,810)
Proceeds from sale of property, plant and equipment	9,492	11,679
Net cash used in investing activities	(37,295)	(32,131)

Cash flows from financing activities:
Proceeds on long term debt	425,000	-
Payments on long term debt	(375,000)	-
Proceeds on revolving loan	256,233	313,170
Payments on revolving loan	(256,254)	(332,104)
Dividends paid	(53,132)
Payment of debt issuance costs	(8,163)	(953)
Purchase of treasury stock	(14,167)	(10,160)
Other financing activities	(274)	1,279
Net cash used in financing activities	(25,757)	(28,768)
Effect of foreign currency exchange rate changes on cash	90	1,179
Net increase in cash and cash equivalents	1,353	27,180
Cash and cash equivalents:
Beginning of period	43,041	15,861
End of period	$44,394	$43,041

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	72,161	$74,504	$(2,343)	(3.1)%
U.S. Concrete Waste Management Services(1)	21,329	19,837	1,492	7.5%
U.K. Operations	15,297	17,142	(1,845)	(10.8)%
Total revenue	$108,787	$111,483	$(2,696)	(2.4)%

(1) For the three months ended October 31, 2025 and 2024, intersegment revenue of $0.2 million and $0.1 million, respectively, is excluded.

	Year Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$260,454	$291,017	$(30,563)	(10.5)%
U.S. Concrete Waste Management Services(1)	75,416	70,900	4,516	6.4%
U.K. Operations	56,997	63,955	(6,958)	(10.9)%
Total revenue	$392,867	$425,872	$(33,005)	(7.7)%

(1) For the year ended October 31, 2025 and 2024, intersegment revenue of $0.6 million and $0.4 million, respectively, is excluded.

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

During the first quarter of fiscal year 2025, the Company updated its methodology in which the Company allocates its corporate costs to better align with the manner in which the Company now allocates resources and measures performance. As a result, segment results for prior periods have been reclassified to conform to the current period presentation.

	Three Months Ended October 31, 2024		Year Ended October 31, 2024
(in thousands)	U.S. Concrete Pumping	U.S. Concrete Waste Management Services	U.S. Concrete Pumping	U.S. Concrete Waste Management Services
As Previously Reported
Net income (loss)	$1,994	$5,716	$(2,315)	$14,241
Interest expense and amortization of deferred financing costs	5,300	-	22,823	-
EBITDA	19,195	9,159	62,358	28,040
Stock-based compensation	477	-	2,394	-
Other expense (income), net	(21)	(10)	(300)	(20)
Other Adjustments	(318)	-	2,912	-
Adjusted EBITDA	19,333	9,149	67,364	28,020

Recast Adjustment
Net income (loss)	$1,784	$(1,784)	$8,781	$(8,781)
Interest expense and amortization of deferred financing costs	(1,552)	1,552	(6,363)	6,363
EBITDA	232	(232)	2,418	(2,418)
Stock-based compensation	(136)	136	(656)	656
Other expense (income), net	-	-	65	(65)
Other Adjustments	315	(315)	(127)	127
Adjusted EBITDA	411	(411)	1,700	(1,700)

Current Report as Recast
Net income	$3,778	$3,932	$6,466	$5,460
Interest expense and amortization of deferred financing costs, net of interest income	3,748	1,552	16,460	6,363
EBITDA	19,427	8,927	64,776	25,622
Stock-based compensation	341	136	1,738	656
Other expense (income), net	(21)	(10)	(235)	(85)
Other Adjustments	(3)	(315)	2,785	127
Adjusted EBITDA	19,744	8,738	69,064	26,320

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss) Continued

	Net Income (Loss)
	Three Months Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$1,131	$3,778	$(2,647)	(70.1)%
U.S. Concrete Waste Management Services	3,037	3,932	(895)	(22.8)%
U.K. Operations	1,154	1,720	(566)	(32.9)%
Other	(5)	(3)	(2)	*
Total	$5,317	$9,427	$(4,110)	(43.6)%
*Change is not meaningful

	Adjusted EBITDA
	Three Months Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$17,507	$19,744	$(2,237)	(11.3)%
U.S. Concrete Waste Management Services	9,067	8,738	329	3.8%
U.K. Operations	4,092	5,196	(1,104)	(21.2)%
Total	$30,666	$33,678	$(3,012)	(8.9)%

	Net Income (Loss)
	Year Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$(1,924)	$6,466	$(8,390)	*
U.S. Concrete Waste Management Services	5,853	5,460	393	7.2%
U.K. Operations	2,449	4,154	(1,705)	(41.0)%
Other	(5)	127	(132)	*
Total	$6,373	$16,207	$(9,834)	(60.7)%
*Change is not meaningful

	Adjusted EBITDA
	Year Ended October 31,		Change
(in thousands, unless otherwise stated)	2025	2024	$	%
U.S. Concrete Pumping	$54,903	$69,064	$(14,161)	(20.5)%
U.S. Concrete Waste Management Services	28,146	26,320	1,826	6.9%
U.K. Operations	13,968	16,762	(2,794)	(16.7)%
Total	$97,017	$112,146	$(15,129)	(13.5)%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Earnings Per Diluted Share

Q1 2024	$98	$(4)	$19	$17	$3	$(0.08)
Q2 2024	$107	$3	$28	$7	$21	$0.05
Q3 2024	$110	$8	$32	$6	$26	$0.13
Q4 2024	$111	$9	$34	$2	$32	$0.16
Q1 2025	$86	$(3)	$17	$4	$13	$(0.06)
Q2 2025	$94	$-	$22	$12	$10	$(0.01)
Q3 2025	$104	$4	$27	$12	$15	$0.07
Q4 2025	$109	$5	$31	$9	$22	$0.09

¹Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). See "Non-GAAP Financial Measures" below for a discussion of the definition of this measure and reconciliation of such measure to its most comparable GAAP measure.

[2]Information on M&A or growth investments included in net capital expenditures have been included for relevant quarters below:
*Q1 2024 capex includes approximately $5 million growth investment.
*Q2 2024 capex includes approximately $1 million M&A and $3 million growth investment.
*Q3 2024 capex includes approximately $4 million growth investment.
*Q4 2024 capex includes approximately $3 million growth investment.
*Q1 2025 capex includes approximately $2 million growth investment.
*Q2 2025 capex includes approximately $2 million growth investment.
*Q3 2025 capex includes approximately $3 million growth investment.
*Q4 2025 capex includes approximately $2 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income to Reported EBITDA to Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2025	2024	2025	2024
Consolidated
Net income	$5,317	$9,427	$6,373	$16,207
Interest expense and amortization of deferred financing costs, net of interest income	8,200	5,976	30,422	25,572
Income tax expense	3,384	3,854	3,679	8,104
Depreciation and amortization	13,121	14,283	53,543	57,110
EBITDA	30,022	33,540	94,017	106,993
Loss on debt extinguishment	-	-	1,392	-
Stock based compensation	617	477	2,048	2,394
Change in fair value of warrant liabilities	-	-	-	(130)
Other income, net	(45)	(47)	(335)	(406)
Other adjustments(1)	72	(290)	(105)	3,295
Adjusted EBITDA	$30,666	$33,680	$97,017	$112,146

U.S. Concrete Pumping
Net income (loss)	$1,131	$3,778	$(1,924)	$6,466
Interest expense and amortization of deferred financing costs, net of interest income	5,057	3,748	18,584	16,460
Income tax expense (benefit)	2,279	2,185	483	1,758
Depreciation and amortization	8,583	9,716	35,809	40,092
EBITDA	17,050	19,427	52,952	64,776
Loss on debt extinguishment	-	-	862	-
Stock based compensation	419	341	1,388	1,738
Other income, net	(24)	(21)	(185)	(235)
Other adjustments(1)	62	(3)	(114)	2,785
Adjusted EBITDA	$17,507	$19,744	$54,903	$69,064

U.S. Concrete Waste Management Services
Net income	$3,037	$3,932	$5,853	$5,460
Interest expense and amortization of deferred financing costs, net of interest income	2,386	1,552	8,881	6,363
Income tax expense	866	983	2,310	4,450
Depreciation and amortization	2,574	2,460	10,002	9,349
EBITDA	8,863	8,927	27,046	25,622
Loss on debt extinguishment	-	-	530	-
Stock based compensation	198	136	660	656
Other income, net	(4)	(10)	(90)	(85)
Other adjustments	10	(315)	-	127
Adjusted EBITDA	$9,067	$8,738	$28,146	$26,320

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the twelve months ended October 31, 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2025	2024	2025	2024
U.K. Operations
Net income	$1,154	$1,720	$2,449	$4,154
Interest expense, net	757	676	2,957	2,749
Income tax expense	234	684	881	1,893
Depreciation and amortization	1,964	2,105	7,732	7,669
EBITDA	4,109	5,185	14,019	16,465
Other income, net	(17)	(15)	(60)	(86)
Other adjustments	-	26	9	383
Adjusted EBITDA	$4,092	$5,196	$13,968	$16,762

Other
Net income	$(5)	$(3)	$(5)	$127
EBITDA	-	-	-	130
Change in fair value of warrant liabilities	-	-	-	(130)
Adjusted EBITDA	$-	$-	$-	$-

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	January 31,	April 30,	July 31,	October 31,
(in thousands)	2024	2025	2025	2025	2025
Senior Notes	375,000	425,000	425,000	425,000	425,000
Revolving loan draws outstanding	20	-	-	-	-
Less: Cash	(43,041)	(85,132)	(37,788)	(41,001)	(44,394)
Net debt	$331,979	$339,868	$387,212	$383,999	$380,606

Concrete Pumping Holdings, Inc.
Reconciliation of Historical Adjusted EBITDA

(dollars in thousands)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Consolidated
Net income (loss)	$(3,826)	$3,046	$7,560	$9,427	$(2,639)	$(4)	$3,699	$5,317
Interest expense and amortization of deferred financing costs, net of interest income	6,463	6,873	6,261	5,976	5,802	8,294	8,126	8,200
Income tax expense (benefit)	(1,011)	2,180	3,081	3,854	(1,036)	(2)	1,333	3,384
Depreciation and amortization	14,097	14,239	14,491	14,283	13,200	13,584	13,638	13,121
EBITDA	15,723	26,338	31,393	33,540	15,327	21,872	26,796	30,022
Loss on debt extinguishment	-	-	-	-	1,392	-	-	-
Stock based compensation	536	737	644	477	367	538	526	617
Change in fair value of warrant liabilities	(130)	-	-	-	-	-	-	-
Other income, net	(39)	(44)	(276)	(47)	(34)	(28)	(228)	(45)
Other adjustments(1)	3,191	517	(123)	(290)	(41)	155	(251)	72
Adjusted EBITDA	$19,281	$27,548	$31,638	$33,680	$17,011	$22,497	$26,843	$30,666

(1) Other adjustments include the adjustment for non-recurring expenses and non-cash currency gains/losses. For the first quarter of fiscal year 2024, other adjustments includes a $3.5 million non-recurring charge related to sales tax litigation.